EXHIBIT 99.1

Press Release
For Immediate Release

Compex Technologies Reports FYQ3

Earnings Will Be Below Expectations

New Brighton, MN — April 29, 2004 — Compex Technologies (Nasdaq: CMPX) said today that its third fiscal quarter net income will fall below its previous guidance. Unaudited results for the third fiscal quarter ended March 31, 2004 indicate diluted earnings per share will fall below company expectations by $0.10-0.12 cents per share on revenue of approximately $21-22 million.

Compex Technologies CEO Dan Gladney said, “Our U.S. medical products business, with our emphasis on expanding into the physician markets, continues to perform well. However, we missed our bottom line goal for the quarter primarily due to slower than expected consumer product sales in both Europe and the U.S. In addition, expenses associated with the production and advertising of consumer product launches, much of which occurred in late March, also contributed to the earnings shortfall.”

“In February, we stated that we would reduce spending to protect the bottom line if consumer product sales did not reach our revenue goals. We have now made a strategic decision to support the retail sales of our consumer products, which will adversely impact our bottom line through the remainder of this calendar year. To achieve retail sales success, we believe it is essential to invest in advertising and promotion. Although several months behind our plan, we signed the Duchess of York in mid-February and have recently finished shooting commercials in which she endorses our consumer products. We plan to begin our television advertising campaign, featuring the Duchess, in late May or early June. We expect this will greatly strengthen our continued pursuit of retail distribution.”

The company plans to announce third quarter results on May 12, 2004 with a conference call at 1:00 pm EDT.

An investment profile on Compex Technologies may be found at http://www.hawkassociates.com/compex/profile.htm.

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About Compex Technologies
Compex Technologies is a worldwide leader in designing and manufacturing transcutaneous electrical nerve stimulation and electrical muscle stimulation (EMS) products used for pain management, rehabilitation, fitness and sports performance enhancement in clinical, home healthcare, sports and occupational medicine settings. Compex is the first U. S. company to offer consumers EMS technology in FDA-cleared, over-the-counter products for sports-performance enhancement, improved physical fitness and general well being.

For investor relations information contact CFO Scott Youngstrom at (800) 676-6489 or Frank Hawkins or Julie Marshall, Hawk Associates at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about Compex may be found on the websites www.compextechnologies.com and www.slendertone.com. Copies of Compex press releases, price quotes, SEC filings, analyst reports and other valuable information for investors may be found on the website www.hawkassociates.com.

Cautionary Statement: All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2004, are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of Compex Technologies and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in Compex Technologies filings with the SEC, including:

* The increasing reliance on results of international operations;

* The effect of fluctuating exchange rates on international results;

* Compex Technologies substantial balances of third-party billing business and resulting accounts receivable and the sensitivity of its results to the accuracy of its reserve for uncollectible receivables;

* Changes in, and Compex Technologies compliance with, regulation and industry practice that affects the rates at which its products are reimbursed, the way it manufactures its products, and the documentation which it submits for reimbursement;

* The United States consumer market for electrical stimulation products is new and developing;

* Our ability in the United States to establish consumer demand with a limited marketing budget and secure contracts with significant retailers.

Other factors that affect the industry in which Compex Technologies functions include negative publicity about electro-medical stimulation products for medical and fitness applications and world events that affect the economies of the countries in which its products are sold.

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